Exhibit 99.1

Ampio Provides Update on Continued Progress of AP-013 Phase III Clinical Trial and Manufacturing Facility

ENGLEWOOD, Colo., October 10,  2019, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) a  development stage biopharmaceutical company, executing a Special Protocol Assessment (SPA) Phase III clinical trial titled  “Evaluating the Efficacy and Safety of AmpionTM to treat Adults with Pain Due to Severe Osteoarthritis of the Knee”, today announced updates of the continued progress with their Phase III AP-013 clinical trial and their “state-of-the-Art” manufacturing facility.

Progress Update on AP-013 Clinical Trial:
Ampio’s COO, Holli Cherevka, noted that  “Ampio is now enrolling patients at 23 of the 25 clinical sites authorized by the FDA and, as of October 8th, of the 1,034 patients to be enrolled in AP-013, 510 have been injected and an additional 63 are currently in the screening”.

“It is important to note,”   Ms. Cherevka continued,  “in the three randomized single-injection studies previously run by the Company, both reduction in pain and improvement in function were significantly greater for KL 4 patients treated with Ampion vs saline. These results imply that had there been increased patient enrollment, the p-values in each case would have demonstrated a statistically significant clinical benefit with the treatment utilizing Ampion compared to saline. The Company believes the FDA approved SPA trial design supporting the current AP-013 study addresses this issue by allowing > 1,000 KL 4 patients to be dosed.  In fact, the combined results of the prior single injection trials showed twice the necessary efficacy for both pain and function to be statistically significant in AP-013 (p-value < 0.05).”

Progress Update of Ampion Manufacturing facility:
Ampio’s CEO, Michael Macaluso,  acknowledged that it was unusual for a development stage biopharmaceutical company the size of Ampio to have constructed a GMP turnkey manufacturing facility capable of supplying global demand for its lead product, and further explained the rationale: “Since Dr. David Bar-Or was able to develop a process by which Ampion is extracted through utilization of a proprietary filtration process of the FDA Licensed blood product, Human Serum Albumin (HSA),  and the Company was confident of the efficacy of the drug,  we determined it would be prudent to build a compact (~3300 sq.ft.), highly efficient and cost-effective, GMP manufacturing facility in our corporate headquarters. Importantly,  we believe this will enable the Company to have direct oversite and control over the ongoing manufacturing and commercial launch of  Ampion shortly after FDA approval of Ampion.  Furthermore, our facility utilizes sterile, single-use processing disposables in an automated, proprietary process that creates what we believe is a market advantage with flexible pricing, strong operating margins and the capacity to meet global demand. My confidence that our manufacturing facility will meet both short and long term demand, should Ampion receive FDA approval, is supported by the following:

•	All the required FDA CMC manufacturing pilot lots have been completed and documented.
•	Approximately 200,000 Ampion vials have been filled without contamination.
•	The “ball room” platform technology used in the facility is flexible and supports possible expansion of indications by providing filling of IV bags and syringes as well as vials.
•	Based on observed production rates, the three-shift annual capacity of this facility would be ~ 8,000,000 vials at very low direct product cost and strong operating margins.
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The Company engaged RMC Pharma (http://www.rmcpharma.com/) an independent third-party regulatory consulting firm to conduct a comprehensive audit over multiple days while the Company was conducting CMC manufacturing runs. The audit results reflected no serious negative findings and RMC concluded in their opinion the facility is ready for FDA audit.

•	The Company has secured long term HSA supply agreements.”

About Special Protocol Assessment (SPA)
A  SPA is a process in which sponsors may ask to meet with the FDA to reach agreement on the design and size of certain clinical trials to determine if they adequately address scientific and regulatory requirements for a study that could support marketing approval. Our SPA agreement for the above referenced study indicates concurrence by the FDA with the adequacy and acceptability of specific critical elements of overall protocol design for the study, which we intend to support a future Biologic License Application (BLA).

About Osteoarthritis
Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals
Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion, is backed by an extensive patent portfolio with intellectual property protection extending through 2032 and may be eligible for 12-year FDA market exclusivity if approved as a novel biologic under the biologics price competition and innovation act (BPCIA).

Forward-Looking Statements
Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” “would have” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with pending regulatory approvals and other FDA decisions, the Biological License Application (BLA), the ability of Ampio to enter into partnering arrangements, clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Dan Stokely, CFO
Phone: (720) 437-6500
info@ampiopharma.com